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                                                                   EXHIBIT 10.14


                    SEPARATION AGREEMENT AND GENERAL RELEASE

This Agreement is by and between GTE Service Corporation (the "Company") and Armen Der Marderosian ("Der Marderosian").

                                     PART I

         In consideration of the provisions in Part II, the Company agrees as follows:

         1. Der Marderosian will be eligible for:

                (a) A Transaction Completion Bonus, subject to the terms of (including, but not limited to, the covenants prohibiting solicitation of GTE customers and solicitation or hiring of GTE employees), and calculated as described in, paragraph B(1)(b) of Thomas White's January 22, 1999 letter (the "January 1999 Letter Agreement"), including, for purposes of such calculation, the sales prices obtained for both the sale of Government Systems to General Dynamics and the sale of ISD;

                (b) A payment under the GTE Corporation 1997 Executive Incentive Plan ("EIP") for the 1999 Plan Year, provided that such payment will be governed by the terms of the EIP and will be in an amount determined by, and subject to the approval of, the Executive Compensation and Organizational Structure Committee of the Board of Directors or its designee (the "ECC");

                (c) A prorated Performance Bonus (12/36ths) under the GTE Corporation 1997 Long-Term Incentive Plan for the 1999-2001 Award Cycle, provided that, except as specifically limited by the following sentence, such payment will be governed by the terms of the LTIP and the relevant Performance Bonus Agreement (including, but not limited to, those provisions in paragraph 7(a) which provide for non-payment of the award in the event the participant engages in any business that is directly or indirectly competitive with or detrimental to the interests of GTE) and will be in an amount determined by, and subject to the approval of, the ECC. Notwithstanding the foregoing, Section 8 ("Payment after Change in Control") of the Performance Bonus Agreement for the 1999-2001 Award Cycle shall not be applicable, under any circumstances, to any payment made pursuant to this paragraph, and, thus, Der Marderosian will not be eligible to receive the Target Payment provided for by Section 8.

                Any payment under this section shall be made at the same time payments are made to other participants in the governing plans, where applicable. Der Marderosian will not be eligible to defer any portion of, and will not be eligible for an Equity Participation Program match on, any portion of such payments.

         2. By making this Agreement, the Company does not admit that it has done anything wrong, and the Company specifically states that it has not committed any tort, breach of contract, or violation of any federal, state, or local statute or ordinance.

                                     PART II

         In consideration of the provisions in Part I, Der Marderosian agrees as follows:

         1. Effective December 31, 1999, Der Marderosian irrevocably resigns from his position with the Company and from any officer, director, or other positions he holds for GTE Corporation or any of its affiliates, and from any internal or external Boards where he represents GTE (as defined in paragraph 3


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below). Der Marderosian agrees not to seek reinstatement, recall, or future employment with GTE on or after the date of this Agreement.

Der Marderosian agrees that GTE retains the right to make future organizational changes, including but not limited to the right to combine, create, and/or fill positions, including, but not limited to, his former position. He agrees, further, that he is not eligible for and will not seek an alternative position with GTE (as defined in paragraph 3 below) prior to his separation from employment.

         2. Der Marderosian agrees and understands that the payments described in Part I, paragraph 1 above are more than any payments or benefits due to him under the Company's policies or practices. Except as relating to severance benefits available to him under his Executive Severance Agreement dated June 4, 1998 and the Transaction Completion Bonus provided for under his January 1999 Letter Agreement, Der Marderosian waives and forever discharges GTE (as defined in paragraph 3 below) from any liability to provide any notice of termination, including but not limited to any notice under the Worker Adjustment and Retraining Notification Act, or to pay any additional salary continuance, separation pay, severance pay, retention bonus, or pay, retirement incentive, or payments or benefits arising under any other plan, policy, practice, or program (offered on a qualified or non-qualified or voluntary or involuntary basis) which may have been payable as a result of the termination of his employment, except as provided in paragraph 3 below. Der Marderosian agrees that, should the Company offer any retirement incentive, early retirement, or voluntary separation program on or after the date of this Agreement, he shall not be eligible to participate. In addition, Der Marderosian has not relied on any statement, agreement, or promise of eligibility for any benefits, other than those set forth in this Agreement.

         3. Der Marderosian agrees to release GTE Service Corporation, GTE Corporation, any related and affiliated companies, and their successors (including, after the merger, Bell Atlantic Corporation and any affiliated companies), and any and all current, former and future directors, employees, officers, agents, and contractors of these companies, and any and all employee pension or welfare benefit plans of these companies, including current and former trustees and administrators of these plans (the entities and persons referenced above are collectively referred to in this Agreement as "GTE") from all known and unknown claims, charges, or demands Der Marderosian may have based on his employment with GTE or the termination of that employment, including a release of any rights or claims Der Marderosian may have under the Age Discrimination in Employment Act ("ADEA"), which prohibits age discrimination in employment; Title VII of the Civil Rights Act of 1964, and the Civil Rights Act of 1991, which prohibit discrimination in employment based on race, color, sex, religion, and national origin; the Americans with Disabilities Act, which prohibits discrimination based upon disability; Section 1981 of the Civil Rights Act of 1866, which prohibits discrimination based on race; the Employee Retirement Income Security Act, which governs employee benefits; any state laws against discrimination; or any other federal, state, or local statute or common law relating to employment. This includes a release by Der Marderosian of any claims for wrongful discharge, breach of contract, employment-related torts, or any other claims in any way related to Der Marderosian's employment with GTE or the termination of that employment.

This release does not include, however, a waiver of any right Der Marderosian may have to vested benefits under any pension or savings plan, Worker's Compensation, pay for banked and accrued (but unused) vacation or personal holidays, unemployment compensation, any severance payments under his June 4, 1998 Executive Severance Agreement, any consulting fees to which Der Marderosian may become entitled under J. Randall MacDonald's December 14, 1999 letter, or the Transaction Completion Bonus provided for by his January 1999 Letter Agreement.

         4. Der Marderosian has not filed and promises not to file, or permit to be filed on his behalf, any lawsuit or complaint against GTE regarding the claims released in Part II, paragraph 3 above; provided, however, that nothing herein shall limit Der Marderosian's right to file a charge of discrimination with the Equal Employment Opportunity Commission or any state fair employment practice agency. Der Marderosian

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also promises to opt out of and to take such other steps as he has the power to take to disassociate himself from any class seeking relief against GTE regarding any claims released in Part II, paragraph 3. If a court, administrative agency, arbitrator, or any other decision maker with authority awards Der Marderosian money damages or other relief, with respect to claims released in Part II, paragraph 3, Der Marderosian hereby assigns to the Company all rights and interest in such money damages and other relief.

         5. Der Marderosian agrees not to disclose the terms of this Agreement, that this Agreement exists, or that he received any payments from the Company to anyone except his attorney, his financial planner, or his immediate family (spouse, children, siblings, parents). If he does disclose the terms of this Agreement to his immediate family, his financial planner, or his attorney, he will advise them that they must not disclose the terms of this Agreement.

         6. Der Marderosian acknowledges that, during his employment with GTE, he has had access to confidential information relating to GTE. Der Marderosian will not use or disclose any such confidential information without first obtaining the consent of the Company.

Der Marderosian agrees to comply with the provisions of GTE H.R. Policy 412 (Attachment I) provided that, in the event of a conflict between Policy 412 and this Agreement, the terms of this Agreement shall take precedence. Contemporaneously with the execution of this Agreement, if Der Marderosian has not executed a copy of the Business and Scientific Information Agreement, he shall do so (Policy Attachment A). Upon his termination, Der Marderosian shall execute Policy Attachment D.

Der Marderosian further agrees to take no action that would cause GTE (including its employees, directors, and shareholders) embarrassment or humiliation or otherwise cause or contribute to GTE (including its employees, directors, and shareholders) being held in disrepute by the general public or GTE's clients, shareholders, customers, federal or state regulatory agencies, employees, agents, officers, or directors.

Der Marderosian will cooperate and make all reasonable efforts to assist the Company in any investigation of matters involving GTE. Der Marderosian also agrees to testify as a witness and be available for interviews and to assist GTE in preparation for any legal proceedings involving GTE in which Der Marderosian has direct knowledge or specific expertise. Der Marderosian will be compensated appropriately and reimbursed for reasonable expenses.

Nothing in this Agreement shall be construed to prevent Der Marderosian from giving compelled truthful testimony before any federal or state agency or in any judicial proceeding; provided that, in order to permit GTE to seek an injunction or other judicial relief, he will timely notify GTE in advance of any such proceeding in which he expects to be called to testify or for which he has received a subpoena.

         7. Der Marderosian agrees that, if he breaks any of his promises in
Part II, paragraph 6 of this Agreement or the promises contained in paragraphs 1 through 4 of Section C of the January 1999 Letter Agreement, he will repay to GTE, as liquidated damages, all amounts previously received under this Agreement (excluding amounts to which he would have been entitled under GTE's Involuntary Separation Program, which Der Marderosian agrees are sufficient consideration for his promises in paragraphs 1 through 5 of this Agreement, and payments from GTE's qualified pension and savings plans) and that GTE shall have no obligation to make any further payments otherwise required by the January 1999 Letter Agreement (excluding payments to which Der Marderosian is entitled under GTE's qualified pension and savings plans). These liquidated damages are based upon the parties' recognition that damages to GTE due to Der Marderosian's breaking of these promises are not capable of measurement with any degree of certainty. The amount specified is not to be considered a penalty or forfeiture, but solely as liquidated damages. Notwithstanding the foregoing, Der Marderosian agrees that GTE has no adequate remedy at law should Der Marderosian break any of these promises, that GTE would suffer irreparable harm in the event of such breach, that money damages alone will be insufficient or undeterminable, and that such breach will entitle


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GTE, as a matter of right and without limitation of any other available remedy
(including the recovery of damages described above) to immediate injunctive relief in any court of competent jurisdiction, it being intended that all rights and remedies of GTE are cumulative and nonexclusive of other rights or remedies. Der Marderosian specifically agrees that the liquidated damages provided for herein are intended to address past harm to GTE and would not preclude GTE from seeking injunctive relief to prevent future harm.

Further, if Der Marderosian breaks any of his promises, as described above, or files a lawsuit or complaint regarding claims he has released, Der Marderosian will pay for all costs incurred by GTE, including reasonable attorneys' fees, in defending against his claim or enforcing the provisions of this Agreement, the January 1999 Letter Agreement, or J. Randall MacDonald's December 14, 1999 letter.

         8. Der Marderosian understands that he has been given at least 21 days to review and consider this Agreement before signing it. Der Marderosian further understands that he may use as much of this consideration period as he wishes prior to signing this Agreement.

         9. Der Marderosian may revoke this Agreement within seven days after he signs it. If Der Marderosian wishes to revoke this Agreement within this seven-day period, written notice of revocation should be delivered to the office of J. Randall MacDonald, by the close of business seven days after Der Marderosian signs the Agreement. This Agreement will not become effective or enforceable until seven days after Der Marderosian signs it. If Der Marderosian revokes this Agreement, it will not be effective or enforceable, and he will not receive the benefits described in Part I, paragraph 1.

         10. Der Marderosian is advised to consult with an attorney before signing this Agreement.

         11. The parties participated jointly in the negotiation of this Agreement, and each party had the opportunity to obtain the advice of legal counsel and to review, comment upon, and redraft this Agreement. Accordingly, it is agreed that no rule of construction shall apply against any party or in favor of any party, and any uncertainty or ambiguity shall not be interpreted against any one party and in favor of the other.

         12. Der Marderosian and the Company hereby consent that any disputes relating to this Agreement will be governed by New York law, without regard to its choice of law rules and will be brought in a court sitting in New York, New York.

         13. In the event that any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement.

         14. This Separation Agreement and General Release, the June 4, 1998 Executive Severance Agreement, the January 1999 Letter Agreement, and J. Randall MacDonald's December 14, 1999 letter constitute the entire Agreement between Der Marderosian and the Company as to the subject matter addressed herein and shall be binding upon the heirs, successors, and assigns of Der Marderosian and the Company. No other promises or agreements with regard to this subject matter have been made to Der Marderosian. Der Marderosian is not relying on any statement, representation, or warranty that is not contained in this Agreement, the June 4, 1998 Executive Severance Agreement, the January 1999 Letter Agreement, or J. Randall MacDonald's December 14, 1999 letter. Der Marderosian acknowledges that he has read this Agreement carefully, fully understands the meaning of the terms of this Agreement, and is signing this Agreement knowingly and voluntarily.


Subscribed and sworn to before                ----------------------------------
me this ___ day of __________, 1999.          Armen Der Marderosian


------------------------------------          --------------------
         Notary Public                                Date


Subscribed and sworn to before                GTE Service Corporation
me this ___ day of __________, 1999.

------------------------------------          ----------------------------------
         Notary Public                        By:
                                              Title:

                                              --------------------
                                                      Date



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PERSONAL & CONFIDENTIAL

December 14, 1999


Mr. Armen Der Marderosian
[Address]
[Address]


Dear Armen:

As we discussed, with the sale of Government Systems Corporation nearly complete, you will be separating from employment with GTE effective December 31, 1999. That being the case, I wanted to take this opportunity to thank you, on behalf of the entire senior management team at GTE, for your many years of dedicated service and numerous contributions. Your leadership has been critical to GTE's success.

I also wanted to provide you with an overview of your separation benefits and to set out the terms of the consulting arrangement we previously discussed.

SEVERANCE BENEFITS

Consistent with the terms of your January 22, 1999 Letter Agreement, you will receive severance benefits as set forth in, and in accordance with the terms of, your Executive Severance Agreement. As per our prior discussions, however, in lieu of the outplacement counseling provided for by your Executive Severance Agreement, GTE will provide you counseling through a third party firm, selected by GTE, to assist you in your efforts to obtain board seats with suitable entities. You will be allowed to keep your office furniture and your home and office communications/computer equipment, and GTE will pay the cost of connectivity for this equipment through the first quarter of 2000, in order to facilitate this placement process.

Upon execution of the attached Separation Agreement and General Release (the "Release"), you will be eligible for a Transaction Completion Bonus (calculated as set forth in paragraph B(1)(b) of your Letter Agreement and including, for purposes of that calculation, the sale of both Government Systems and ISD), a payment under the Executive Incentive Plan ("EIP") for 1999, and a prorated Performance Bonus (12/36ths) under the Long-Term Incentive Plan ("LTIP") for the 1999-2001 Award Cycle. These payments will be governed by the terms of, and calculated as described in, the


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Mr. Armen Der Marderosian
December 14, 1999
Page 2


Release and, with regard to any EIP payment and prorated Performance Bonus, will be paid at the same time such awards are made to other participants. The Release also contains information regarding the consequences of your failure to keep the promises set forth in paragraphs 1 through 4 of section C of your January 22, 1999 Letter Agreement. If you fail to sign the release or if you sign and revoke the release within seven days of signing it, you will not receive any of the payments described in this paragraph.

You will not participate in EIP beyond 1999 and will not be eligible for future stock option grants or Performance Bonus Awards under LTIP (beyond the prorated award for the 1999-2001 Award Cycle, as described above). You will receive a lump sum payment for your banked, accrued vacation. In accordance with company policy, you will not be eligible to defer any portion of your vacation pay, the severance payment provided for by your Executive Severance Agreement, your EIP payment, your prorated Performance Bonus, or your Transaction Completion Bonus, and, thus, you will not be eligible for a match on these amounts under the Equity Participation Program.

Jack D'Angelo will serve as your primary contact with regard to your severance benefits. Please contact him if you have any questions.

CONSULTING ARRANGEMENT

We particularly appreciate your agreement to serve as a consultant to GTE on certain matters following your separation. Your specialized skills and expertise in these areas will greatly aid GTE in meeting the numerous challenges that lie ahead. In particular, you will provide consulting services in connection with matters related to Government Systems, technology issues, Y2K projects, and any related legal matters. You will serve as an independent contractor and, as such, will not be entitled to the benefits available to GTE employees. Your primary contacts will be Bill Edwards (on Government Systems matters), Tom Muldoon (on technology issues), Mike Crawford (on Y2K matters), and Bruce Brafman (on any related legal matters). Attendance at Y2K presentations and celebrations and appropriate retirement celebrations (e.g. Kent Foster and Horace Lindsay) during the first quarter of 2000 are permitted and considered workdays.


It is currently anticipated that you will provide consulting services, upon request by the above GTE contacts, through, at minimum, the first quarter of 2000. You will receive a fee of $3,333.33 per day of service for the first 30 days you provide consulting services. The fees for these initial 30 days of service will be counted toward a minimum guaranteed total consulting fee of $100,000 for the first quarter of 2000. If you provide services in excess of the initial 30 days in the first quarter of 2000, or if you provide


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Mr. Armen Der Marderosian
December 14, 1999
Page 3


services beyond the first quarter of 2000, you will receive a daily fee of $5,000 for any calendar day in which you provide more than three hours of consulting services, including travel time. GTE will reimburse you for all reasonable business expenses incurred during the performance of consulting services for GTE upon presentation of acceptable documentation, provided such expenses are approved in advance by the appropriate GTE executive using your services.

GTE reserves the right to terminate the consulting relationship at any time for any reason. You will, however, receive the $100,000 minimum consulting fee regardless of termination of the consulting arrangement unless GTE terminates that arrangement due to your violation of the covenants contained in your January 22, 1999 Letter Agreement, due to a conflict of interest (including, by way of example only, your engaging in competitive business activities), or due to your failure or inability to provide satisfactory services, in which case you will be paid only those fees earned and approved expenses incurred as of the date of the termination of the consulting relationship.

You will be responsible for any and all taxes associated with the arrangements described above and for any for any insurance, licenses, or professional fees associated with the performance of requested consulting services. You understand and agree that GTE is contracting for your personal services and that you cannot delegate your responsibilities under this agreement.

As you are aware, you have ongoing obligations regarding confidential and proprietary information to which you had access during your employment. Further, you agree that any confidential or proprietary information you receive or develop during the performance of consulting services for GTE will be treated in full confidence and will not be revealed to any third party or used for any purpose other than as authorized by GTE. Any material developed or produced during the course of your consulting relationship with GTE will become the sole and exclusive property of GTE, and GTE shall have the right to use such materials for any purpose without payment of additional compensation to you. You also agree to obtain all necessary licenses, releases, authorizations, and permits to utilize any material or information from other sources in providing services to GTE.

If these terms are acceptable to you, please sign and date this agreement where indicated below and return an original to me within five (5) business days.



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Mr. Armen Der Marderosian
December 14, 1999
Page 4


Again, Armen, your leadership and dedication to GTE over the years are greatly appreciated. We wish you the best, and I hope these severance arrangements provide you the financial security to pursue your goals for the future.

Sincerely,



J. Randall MacDonald
Executive Vice President -
Human Resources & Administration


JRM:jls
Enclosure

c:       J. D'Angelo




I have read, understand, and agree to the above terms and conditions.


-------------------------------
Armen Der Marderosian

-------------------------------
Date